Exhibit 99.1


         Pactiv Sales Rise 9 Percent on Strong Volume Growth;

    Reports Earnings Per Share from Continuing Operations of $0.38
         E.P.S. Excluding Pension Income Increases 19 Percent


    LAKE FOREST, Ill.--(BUSINESS WIRE)--Oct. 22, 2003--Pactiv Corporation (NYSE:PTV) today announced earnings per share from continuing operations for the quarter ended September 30 of $0.38, a 3-percent increase from $0.37 per share last year. Net income of $61 million increased 3 percent compared with $59 million last year, despite a decline in non-cash pension income of $6 million after tax, or $0.04 per share. Excluding non-cash pension income in both years, earnings per share rose 19 percent.
    Sales of $793 million rose 9 percent from $727 million. Adjusting for the impact of foreign currency exchange, sales rose 7 percent driven by 5 percent volume growth and 2 percent price improvement.
    Third quarter gross margin was 30.6 percent compared with 31.4 percent last year due to the impact of higher raw material costs. Gross margin improved 1.1 percentage points from 29.5 percent in the second quarter primarily fueled by improved spread (the difference between selling prices and raw material costs).
    Operating margin was 15.4 percent compared with 16.8 percent last year and 14.8 percent in the second quarter. The decrease versus 2002 reflected the impact of higher raw material costs and lower non-cash pension income, partially offset by higher volume. The sequential increase from the second quarter of 2003 was driven by improved spread and productivity gains. Free cash flow (cash provided by operating activities of $120 million less capital expenditures of $30 million) was $90 million.
    "Our performance continues to be strong, driven by our strategy to grow internally and through acquisitions, along with productivity improvements. Strength in our Hefty(R) Consumer business and Foodservice/Food Packaging business, the impact of new product introductions, and successful pricing actions to offset higher raw material costs, particularly in Foodservice/Food Packaging, helped to significantly improve margins sequentially," said Richard L. Wambold, Pactiv's chairman and chief executive officer.
    For the nine-month period, earnings per share from continuing operations was $1.02, compared with $1.01 last year, despite a decline in non-cash pension income of $20 million after tax, or $0.12 per share. Net income was $164 million, or $1.02 per share, versus $89 million, or $0.56 per share, last year. Nine-month 2002 results included a charge of $72 million, or $0.45 per share, related to the cumulative effect of change in accounting principles from the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as well as a partial reversal of a previously recorded restructuring charge of $0.02 per share. Excluding non-cash pension income in both years and the partial reversal of the restructuring charge, earnings per share from continuing operations rose 22 percent. Sales of $2.32 billion increased 10 percent from $2.10 billion. Adjusting for the impact of foreign currency exchange, sales rose 8 percent. Nine-month free cash flow (cash from operations of $275 million less capital expenditures of $81 million) was $194 million, consistent with the Company's full-year target of $220 million to $240 million.

    Hefty(R) Consumer Products

    Third quarter sales of $224 million increased 6 percent from $211 million last year, reflecting strong volume growth. Operating income of $48 million decreased 4 percent compared with $50 million last year as price increases to offset higher resin costs will not be fully effective until the fourth quarter. Operating margin was 21.4 percent compared with 23.7 percent last year primarily due to higher resin costs.
    Hefty(R)Consumer Products had strong sales growth led by volume increases in tableware and waste bags. Rollout of the four new Hefty(R) products launched this year continues on track, and the products have been well received. In addition, products introduced in the past two years, namely, Hefty(R) The Gripper(TM) tall kitchen bags and Hefty(R) Zoo Pals(R) disposable children's plates, continued to show strong performance.
    For the nine-month period, sales of $645 million rose 5 percent from $612 million. Operating profit of $138 million was even with last year. Operating margin was 21.4 percent compared with 22.5 percent.

    Foodservice/Food Packaging

    Third quarter sales of $351 million rose 14 percent from $307 million last year driven by favorable pricing, the Jaguar acquisition, and volume growth in the base business. Growth in home meal replacement products, processor trays, aluminum products, and APET products led the increase. The Jaguar acquisition accounted for $22 million in sales in the quarter and was accretive to earnings.
    Operating income of $53 million rose 23 percent compared with $43 million last year as the result of volume growth, price increases to offset higher resin costs, productivity improvements, and lower logistics costs. Operating margin was 15.1 percent compared with 14.0 percent last year and 14.1 percent in the second quarter of 2003.
    For the nine-month period, sales of $1.02 billion rose 15 percent from $883 million. Operating profit of $135 million grew 18 percent from $114 million. Operating margin was 13.3 percent compared with
12.9 percent.

    Protective and Flexible Packaging

    Third quarter sales for the Protective and Flexible Packaging segment of $218 million increased 4 percent compared with $209 million last year. Excluding the effect of foreign currency exchange, sales declined 1 percent.
    Operating income was $15 million compared with $14 million last year. Operating margin was 6.9 percent compared with 6.7 percent last year and 5.8 percent in the second quarter of 2003. The profit improvement reflects the impact of the productivity program and some volume growth in key segments of the business, including protective packaging in North America. Spread and overall volume continue to lag prior year, as economic improvement has not yet reached this business.
    For the nine months, sales rose 8 percent. Adjusting for the impact of foreign currency exchange, sales were even with last year. Operating profit was $42 million versus $48 million last year that included $4 million from the partial reversal of a previously recorded restructuring charge. Operating margin was 6.4 percent compared with
7.9 percent.

    2003 Outlook

    Consistent with its view last quarter, the Company has narrowed its targeted range of 2003 earnings per share from continuing operations to $1.42 to $1.44. Incorporated in this estimate is non-cash pension income of approximately $37 million after tax, or $0.23 per share. Excluding pension income and the 2002 partial reversal of a previously recorded restructuring charge of $0.01 per share, the 2003 outlook assumes earnings per share growth in a range of 25 to 27 percent. The Company reiterates its estimate for 2003 free cash flow to be in a range of $220 million to $240 million.
    As discussed previously, in the third quarter the Company planned to adopt FASB's FIN No. 46, Consolidation of Variable Interest Entities, to consolidate the properties covered by the Company's off balance sheet synthetic lease facility. Recently, the FASB deferred this adoption to the end of the fourth quarter. Therefore, in the fourth quarter the Company will consolidate the synthetic lease facility which will require the Company to recognize, as a cumulative effect of change in accounting principles, depreciation expense on the leased facilities from lease inception to December 31, 2003, which will negatively impact net income approximately $12 million, or $0.07 per share, but will not affect results from continuing operations. This action will result in an increase in long-term debt and property, plant, and equipment of $169 million and $150 million, respectively. Going forward, earnings will be impacted negatively approximately $0.02 per share annually.

    2004 Outlook

    The Company is targeting 2004 earnings per share in a range of $1.58 to $1.65 which includes pension income of $31 million after tax, or $0.19 per share. See the attached Schedules 4 and 5 for details of pension income projections and funding requirements. Excluding pension income, 2004 earnings per share are expected to increase in a range of 15 percent to 23 percent. Free cash flow for 2004 is expected to continue to be strong.

    Other

    The attached "Operating Results by Segment" details the impact on sales of acquisitions and foreign currency exchange. The attached "Supplemental Information - Operating Results by Segment", Schedules 1-3, detail the breakout of sales and operating profit by quarter for 2001, 2002, and 2003 of Hefty(R) Consumer Products and Foodservice/Food Packaging into separate reporting segments. Also, the attached "Regulation G GAAP Reconciliation" reconciles non-GAAP financial measures used in this press release with GAAP financial measures as required by Regulation G.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the 2003 and 2004 Outlook sections. These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 52 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation, a $2.9 billion company, is a leading provider of advanced packaging solutions for the consumer, foodservice/food packaging and protective/flexible packaging markets. The specialty packaging leader currently operates 73 facilities in 14 countries around the world. For more information about Pactiv, visit the company's web site at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                             Three months              Nine months
                          ended September 30,      ended September 30,
                             2003       2002         2003        2002


Sales                      $  793     $  727      $ 2,320    $  2,102

Costs and expenses
Cost of sales (excl.
 depr. and amort.)            550        499        1,629       1,431
Depr. and amort.               41         37          122         116
SG & A                         80         70          233         220
Other income, net               -         (1)          (1)         (1)

Operating income before
 restructuring                122        122          337         336
Restructuring                   -          -            -          (4)

Operating income              122        122          337         340

Interest expense, net          23         24           71          71
Income tax expense             38         39          101         107
Minority interest               -          -            1           1

Income from cont. oper.        61         59          164         161
Cumulative effect of change
 in accounting principles       -          -            -         (72)

Net income                 $   61     $   59      $   164    $     89

Avg. common shares
 outstanding (diluted)      159.2      160.1        160.3       160.6

Earnings per share
Inc. from cont. oper.
 before restructuring      $ 0.38     $ 0.37      $  1.02    $   0.99
Restructuring                   -          -            -        0.02

Income from
 cont. operations            0.38       0.37         1.02        1.01

Cumulative effect of change
 in accounting principles       -          -            -       (0.45)
Net income                $  0.38     $ 0.37      $  1.02    $   0.56

Gross margin
 (before depr. & amort.)     30.6%      31.4%        29.8%       31.9%
Operating margin
 (before restructuring)      15.4%      16.8%        14.5%       16.0%



                         Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)

                                   September 30,        December 31,
                                       2003                 2002


Assets
Current assets
 Cash and temporary cash investments  $  186               $  127
 Accounts and notes receivable           353                  358
 Inventories                             426                  368
 Other                                    58                   51

 Total current assets                  1,023                  904

Property, plant, and equipment, net    1,348                1,366

Other assets
 Goodwill                                619                  612
 Intangible assets, net                  294                  294
 Pension assets, net                     184                  170
 Other                                    64                   66
 Total other assets                    1,161                1,142

 Total assets                         $3,532               $3,412

Liabilities and shareholders' equity
Current liabilities
 Short-term debt, including current
  maturities of long-term debt        $    4               $   13
 Accounts payable                        207                  217
 Other                                   303                  271

 Total current liabilities               514                  501

Long-term debt                         1,168                1,224
Other liabilities                        786                  769
Minority interest                          8                   21
Shareholders' equity                   1,056                  897

 Total liabilities and
  shareholders' equity                $3,532               $3,412



                         Pactiv Corporation
               Consolidated Statement of Cash Flows


(In millions)

Nine months ended September 30,               2003       2002

Operating activities
Income from continuing operations           $  164     $  161
Adjustments to reconcile income
 from continuing operations to
 cash provided by continuing operations
   Depreciation and amortization               122        116
   Deferred income taxes                        48         76
   Restructuring and other, net                  -         (4)
   Noncash retirement benefits, net            (45)       (81)
   Working capital                             (21)        23
   Other                                         7         15
Cash provided
 by operating activities                       275        306

Investing activities
Net proceeds from sale of
 Businesses and assets                           2          5
Expenditures for property, plant,
 and equipment                                 (81)       (87)
Acquisitions of businesses and assets          (22)       (90)
Other                                           (2)         3
Cash used by
 investing activities                         (103)      (169)

Financing activities
Issuance of common stock                        12          7
Purchase of common stock                       (59)       (40)
Retirement of long-term debt                   (67)        (9)
Net decrease in short-term debt,
 excluding current maturities
 of long-term debt                              (1)        (4)
Cash used by
 financing activities                         (115)       (46)

Effect of foreign-currency exchange
 rate changes on cash and temporary
 cash investments                                2          1

Increase in cash and temporary
 cash investments                               59         92
Cash and temporary cash
 investments, January 1                        127         41
Cash and temporary cash
 investments, September 30                 $   186     $  133



                          Pactiv Corporation
                    Operating Results by Segment
                            (In millions)

                                                  Protective
Three months ended                Foodservice/    & Flexible
September 30, 2003    Consumer   Food Packaging   Packaging

Sales                  $ 224          $ 351           $ 218
Acquisitions(a)            -            (22)             (1)
Foreign exchange(b)        -              -               -
Adjusted sales(c)        224            329             217

Operating income          48             53              15

Three months ended
September 30, 2003      Other         Total

Sales                  $   -          $ 793
Acquisitions(a)            -            (23)
Foreign exchange(b)        -              -
Adjusted sales(c)          -            770

Operating income           6            122

                                                  Protective
Three months ended                Foodservice/    & Flexible
September 30, 2002    Consumer   Food Packaging   Packaging

Sales                  $ 211          $ 307           $ 209
Foreign exchange(b)        -              1              12
Adjusted sales(c)        211            308             221

Operating income          50             43              14

Three months ended
September 30, 2002      Other         Total
Sales                  $   -          $ 727
Foreign exchange(b)        -             13
Adjusted sales(c)          -            740

Operating income          15            122


                                                  Protective
Nine months ended                 Foodservice/    & Flexible
September 30, 2003    Consumer   Food Packaging   Packaging

Sales                  $ 645         $1,017           $ 658
Acquisitions(a)            -            (96)             (4)
Foreign exchange(b)        -              -               -
Adjusted sales(c)        645            921             654

Operating income         138            135              42

Nine months ended
September 30, 2003      Other         Total

Sales                  $   -         $2,320
Acquisitions(a)            -           (100)
Foreign exchange(b)        -              -
Adjusted sales(c)          -          2,220

Operating income          22            337

                                                  Protective
Nine months ended                 Foodservice/    & Flexible
September 30, 2002    Consumer   Food Packaging   Packaging

Sales                  $ 612          $ 883           $ 607
Acquisitions(a)            -             (2)              -
Foreign exchange(b)        -              2              51
Adjusted sales(c)        612            883             658

Operating income before
 restructuring           138            114              44
Restructuring(d)           -              -              (4)
Operating income         138            114              48

Nine months ended
September 30, 2002      Other         Total

Sales                  $   -         $2,102
Acquisitions(a)            -             (2)
Foreign exchange(b)        -             53
Adjusted sales(c)          -          2,153

Operating income before
 restructuring            40            336
Restructuring(d)           -             (4)
Operating income          40            340

(a) Adjustment to sales for acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.
(d) Consists of partial reversal of previously recorded restructuring charge.


                                                        Schedule No. 1

                          Pactiv Corporation
                       Supplemental Information
                   Operating Results - Total Company
                              (Unaudited)

(In millions)

                                   2003
                  Q1        Q2        Q3       Q4          YTD
Sales          $  717    $  810    $  793    $   -      $ 2,320

Operating
 income        $   95    $  120    $  122    $   -      $   337
% of sales       13.2%     14.8%     15.4%      NA         14.5%

                                   2002
                  Q1        Q2        Q3       Q4           FY
Sales          $  647    $  728    $  727   $  778      $ 2,880

Operating
 income before
 restructuring
 and other
 charges           93       121       122      123         459
% of sales       14.4%     16.6%     16.8%    15.8%       15.9%

Restructuring and
 other charges      -        (4)        -        -           (4)

Operating
 income        $   93    $  125    $  122   $  123       $  463
% of sales       14.4%     17.2%     16.8%    15.8%        16.1%

                                   2001
                  Q1        Q2        Q3       Q4           FY
Sales          $  680    $  728    $  694   $  710      $ 2,812

Operating
 income before
 restructuring
 and other
 charges and
 spin-off
 transaction
 costs             80       105       103      103          391
% of sales       11.8%     14.4%     14.8%    14.5%        13.9%

Restructuring and
 other charges      -         -         -       12           12
Spin-off
 transaction
 costs              -         -         -      (12)         (12)

Operating
 income        $   80    $  105    $  103   $  103       $  391
% of sales       11.8%     14.4%     14.8%    14.5%       13.9%



                                                        Schedule No. 2

                          Pactiv Corporation
                       Supplemental Information
                     Operating Results by Segment
                              (Unaudited)

(In millions)
                           Consumer Products

                                   2003
                  Q1        Q2        Q3       Q4          YTD
Sales          $  189    $  232    $  224    $   -      $   645

Operating
 income        $   41    $   49    $   48    $   -      $   138
% of sales       21.7%     21.1%     21.4%      NA         21.4%

                                   2002
                  Q1        Q2        Q3       Q4           FY
Sales          $  183    $  218    $  211   $  229       $  841

Operating
 income        $   38    $   50    $   50   $   52       $  190
% of sales       20.8%     22.9%     23.7%    22.7%        22.6%

                                   2001
                  Q1        Q2        Q3       Q4           FY
Sales          $  174    $  217    $  201   $  223       $  815
Operating
 income        $   28    $   41    $   37   $   48       $  154
% of sales       16.1%     18.9%     18.4%    21.5%        18.9%


                        Foodservice/Food Packaging
2003
                  Q1        Q2        Q3       Q4          YTD
Sales          $  311    $  355    $  351    $   -      $ 1,017

Operating
 income        $   32    $   50    $   53    $   -      $   135
% of sales       10.3%     14.1%     15.1%      NA         13.3%

                                   2002
                  Q1        Q2        Q3       Q4           FY
Sales          $  273    $  303    $  307   $  338       $1,221
Operating
 income        $   29    $   42    $   43   $   42       $  156
% of sales       10.6%     13.9%     14.0%    12.4%        12.8%

                                  2001
                  Q1        Q2        Q3       Q4           FY
Sales          $  295    $  307    $  291   $  289       $1,182

Operating
 income before
 restructuring
 and
 other
 charges           29        35        37       32          133
% of sales        9.8%     11.4%     12.7%    11.1%        11.3%

Restructuring
 and other
 charges            -         -         -       (1)          (1)

Operating
 income        $   29    $   35    $   37   $   33       $  134
% of sales        9.8%     11.4%     12.7%    11.4%        11.3%



                                                        Schedule No. 3

                          Pactiv Corporation
                       Supplemental Information
                     Operating Results by Segment
                              (Unaudited)

(In millions)
                      Protective & Flexible Packaging
                                   2003
                  Q1        Q2        Q3       Q4          YTD
Sales          $  217    $  223    $  218    $   -      $   658

Operating
 income            14    $   13    $   15    $   -      $    42
% of sales        6.5%      5.8%      6.9%      NA          6.4%

                                   2002
                  Q1        Q2        Q3       Q4           FY
Sales          $  191    $  207    $  209   $  211       $  818

Operating
 income before
 restructuring
 and other
 charges           14        16        14       14           58
% of sales        7.3%      7.7%      6.7%     6.6%         7.1%

Restructuring
 and other
 charges            -        (4)        -        -           (4)

Operating
 income        $   14    $   20    $   14   $   14       $   62
% of sales        7.3%      9.7%      6.7%     6.6%         7.6%

                                   2001
                  Q1        Q2        Q3       Q4           FY
Sales          $  211    $  204    $  202   $  198       $  815

Operating
 income before
 restructuring
 and other
 charges            9        12        12        9           42
% of sales        4.3%      5.9%      5.9%     4.5%         5.2%

Restructuring
 and other
 charges            -         -         -       13           13

Operating
 income        $    9    $   12    $   12   $   (4)       $  29
% of sales        4.3%      5.9%      5.9%    -2.0%         3.6%


                                   Other

                                   2003
                  Q1        Q2        Q3       Q4          YTD
Operating
 income        $    8    $    8    $    6    $   -       $   22
                                   2002
                  Q1        Q2        Q3       Q4           FY
Operating
 income        $   12    $   13    $   15   $   15       $   55
                                   2001
                  Q1        Q2        Q3       Q4           FY
Operating
 income before
 spin-off
 transaction
 costs             14        17        17       14           62

Spin-off
 transaction
 costs              -         -         -      (12)         (12)

Operating
 income        $   14    $   17    $   17   $   26       $   74



                                                            Schedule 4

                          Pactiv Corporation
                    FAS87 Pension Plan Projections
                  Based on September 30, 2003 Results

($ Millions)                                               FAS87
                              FAS87 Pre-Tax             Over (Under)
                             Pension Income(a)        Funded Status(b)
                    --------------------------------------------------
               2003                  60                   (466)
               2004                  49                   (326)
               2005                  49                   (297)
               2006(c)               30                   (156)
               2007                  29                    (12)
               2008                  30                     26
               2009                  26                     66
               2010                  24                    110
               2011                  23                    156
               2012                  22                    205
               2013                  22                    257


(a)Non-Cash Pension Income (Expense)
Non-cash pension income is projected to decline from approximately $60 million in 2003 to $49 million in 2004 primarily due to amortization of unrecognized actuarial losses and a half point decline in the discount rate (from 6.75% to 6.25%) which is applied to pension obligations.

Going forward, non-cash pension income is projected to be relatively flat except in 2006 when it is anticipated that new U.S. Treasury
Department mortality tables reflecting longer life expectancy will be effective. The updated mortality tables will increase pension obligations and lower pension income.

A half point change in the assumed rate of return (ROR) on plan assets results in an average change in pension income of $25 million/year over the 2004-13 period. A half point change in the assumed discount rate results in an average change in pension income of $10 million/year over the next ten years.

(b)FAS87 Funded Status
FAS87 funded status compares the fair market value of plan assets at the measurement date with an estimate of what the plan's projected benefit obligations (PBO) could be settled for in the market. This estimate is calculated by discounting the plan's future benefit obligations at a discount rate (9/30/02 - 6.75%; 9/30/03 - 6.25%)
which is roughly equivalent to the composite yield on a portfolio of high-quality corporate bonds constructed with durations to match the plan's future benefit obligations.

Pactiv's FAS87 funded status is disclosed in Note 15 of its 2002 Annual Report. As of September 30, 2002, on a FAS87 basis, Pactiv's pension plans were underfunded by $587 million. Due to the strong performance of the plan's investments over the past twelve months, as of September 30, 2003, on the same basis, the FAS87 underfunding had improved by $121 million to $466 million.

Going forward, two factors are expected to continue to improve Pactiv's FAS87 funded status. First, based on continuing its long-term investment strategy for plan assets, plan assets are expected to earn a compound 9% a year. Second, with interest rates at historically low levels and forecasted to rise over the next 12-15 months, the plan PBO is projected to decline. Consequently, using the assumptions specified below, Pactiv's third party actuaries project that Pactiv's FAS87 funded status will improve to a positive $257 million over the next ten years.

It is important to note that cash funding requirements of Pactiv's pension plans are not in any way determined by the FAS87 calculations. Cash funding requirements are governed by ERISA and are projected in
Schedule 5.

Assumptions:
(1) Expected and actual rate of return (ROR) on assets = 9%/year
(2) Discount Rate
             2003              6.75%
             2004              6.25%
             2005              6.50%
             2006              6.75%
             2007              7.00%
          2008-13              7.25%
(c)(3) Effective 2006, U.S. Treasury issues updated mortality tables reflecting longer life expectancy.

The projections included in this schedule were prepared by third party actuaries based on management's and such actuaries' current reasonable good faith expectations and represent point-in-time calculations. These calculations are affected by multiple variables which can work independently or in concert to materially affect the projections shown. Such variables include: actual versus assumed rates of return on assets; discount rates used in calculating liabilities; changes in governmental regulations, and actuarial assumptions, such as expectations regarding employee compensation, demographics, turnover, and estimated age and life expectancies.


                                                            Schedule 5

                          Pactiv Corporation
             Preliminary ERISA Pension Plan Projections(a)
                  Based on September 30, 2003 Results

($ Millions)
                                                Amount Overfunded(b)
                                   Funding    ------------------------
               Required Cash        Credit       Current    Long-Term
                Contribution       Balance     Liability    Method(d)
                                                Method(c)
             ------------------  ------------ ------------------------
        2003             0           258           592        648
        2004             0           194           282        582
        2005             0           190           239        532
        2006             0           206            99        393
        2007             0           153            76        360
        2008             0           165            62        337
        2009             0           178            58        322
        2010             0           192            62        314
        2011             0           208            73        314
        2012             0           224            91        319
        2013             0           242           116        331

(a) Early in 2004, updated ERISA calculations based on the January 1, 2004, measurement date will be available and could be different from the projections shown.

(b) Funded Status
ERISA measures the ability of the plan assets to fund the plan obligations on both a current liability basis and on a long-term basis. The Company's plan must satisfy both funding bases at the measurement date (January 1 of each year). All figures in the table above are as of January 1 of each year.

Using the assumptions specified below, Pactiv's third party actuaries project no ERISA cash contribution requirements over the next ten years.

(c) ERISA Current Liability Method
The figures shown represent the projected amounts of overfunding compared with 90% of current liability as required by ERISA.

The annual ERISA current liability test on the plan measurement date compares the smoothed value of plan assets to the present value of ERISA's equivalent of FAS87 accumulated benefit obligations. The discount rate used is currently 120% of the four-year average of 30-year treasury notes (currently 6.65%). If the smoothed value of plan assets is more than 90% of the current liability, the company is not required to contribute cash to the plan, unless the plan fails the long-term funding test and the plan has no funding credit balance.

With certain exceptions, if the ratio is below 90%, the company must make a cash contribution to the plan to bring the ratio up to at least 90%, unless it has a funding credit balance built up by making cash contributions in prior years at levels above the minimum required. Pactiv has an ERISA funding credit balance of $258 million as of January 1, 2003.

(d) ERISA Long-Term Method
The ERISA long-term funded status is determined by comparing a smoothed value of plan assets to ERISA's equivalent of FAS87 PBO.

Because ERISA utilizes smoothing techniques to dampen the effect of market fluctuations on plan assets, there is a lag effect before differences between actual rates of returns and the expected long-term rate of return used by ERISA are fully reflected in the smoothed value of assets.

Assumptions:
(1) Funding interest rate 8%
(2) Current liability rate: 2003     6.65%
                            2004-13  6.0%
    Going forward, a flat 6.0% assumption for high quality corporate bond yields is intentionally conservative. In the event of higher rates in the future, the likelihood of cash contributions is even lower.
(3) Effective 2006, U. S. Treasury issues updated mortality tables reflecting longer life expectancy.
(4) Pactiv compound rate of return on assets of 9%/yr. If the rate of return is 8.5%, there are no required cash contributions through 2013. If the rate of return is 8.0%, the required after-tax cash contributions total $96 million over the projection period, beginning in 2010.

The projections included in this schedule were prepared by third party actuaries based on management's and such actuaries' current reasonable good faith expectations and represent point-in-time calculations. These calculations are affected by multiple variables which can work independently or in concert to materially affect the projections shown. Such variables include: actual versus assumed rates of return on assets; discount rates used in calculating liabilities; changes in governmental regulations, and actuarial assumptions, such as expectations regarding employee compensation, demographics, turnover, and estimated age and life expectancies.



                          Pactiv Corporation

                   Regulation G GAAP Reconciliation
       Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)

                                 Three months ended  Nine months ended
                                    September 30,      September 30,
                                    2003     2002      2003     2002


Income from continuing
 operations - US GAAP basis        $   61   $   59    $  164   $  161

Adjustments (net of tax) to exclude:
Restructuring and other charges         -        -         -       (2)
Pension income                        (10)     (16)      (29)     (49)
Income from continuing operations
 excluding restructuring and
 pension income(a)                 $   51   $   43    $  135   $  110

Average common shares
 outstanding (diluted)              159.2    160.1     160.3    160.6

Diluted earnings per share
Continuing operations -
 US GAAP basis                     $ 0.38   $ 0.37    $ 1.02   $ 1.01

Adjustments to exclude:
Restructuring and other charges         -        -         -    (0.02)
Pension income                      (0.06)   (0.10)    (0.18)   (0.30)
Continuing operations excluding
 restructuring and
 pension income(a)                 $ 0.32   $ 0.27    $ 0.84   $ 0.69

Percent change - 2003 vs. 2002         19%                22%

(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income from continuing operations included the after-tax effects of pension income and, for 2002, the reversal of a previously recorded restructuring charge. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and pension income to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.


                   Regulation G GAAP Reconciliation
          Operating Income - Protective & Flexible Packaging

                                 Three months ended  Nine months ended
                                    September 30,      September 30,
                                    2003     2002      2003     2002


Operating income - US GAAP basis   $   15   $   14    $   42   $   48

Adjustments to exclude:
Restructuring and other Charges         -        -         -       (4)

Operating income - excl.
 restructuring(b)                  $   15   $   14    $   42   $   44

(b) In accordance with generally accepted accounting principles (US
GAAP), operating income for the Protective & Flexible Packaging segment included, for 2002, the reversal of a previously recorded restructuring charge. The company's management believes that by adjusting operating income to exclude the effect of this item, the resulting operating income presents an operationally-oriented depiction of the Protective & Flexible Packaging segment's performance. The company's management uses operating income excluding restructuring to evaluate the segment's operating performance, to value various business units within the segment, and, along with other factors, in determining segment management compensation.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                      Outlook for Full Year 2003

                                       Year ended December 31,
                                   2003 (Outlook)        2002 (Actual)
                             High Estimate   Low Estimate
Diluted earnings per share
Continuing operations -
 US GAAP basis                 $  1.44        $  1.42        $  1.37

Adjustments to exclude:
 Restructuring and other charges     -              -          (0.01)
 Pension income                  (0.23)         (0.23)         (0.41)
 Continuing operations
  excluding restructuring
  and pension income(a)        $  1.21        $  1.19        $  0.95


                                       Year ended December 31,
                                   2003 (Outlook)        2002 (Actual)
                             High Estimate   Low Estimate
Free cash flow (in millions)
Cash flow provided by
 operating activities -
 US GAAP basis                 $   360        $   340        $   384

Less: capital expenditures        (120)          (120)          (126)

 Free cash flow(b)             $   240        $   220        $   258

(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income from continuing operations includes the after-tax effects of pension income and, for 2002, the reversal of a previously recorded restructuring charge. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding restructuring and pension income to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.

(b) "Free cash flow" is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes "free cash flow", as defined, provides a useful measure of the company's liquidity. The company's management uses "free cash flow" as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share purchases.


                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
                      Outlook for Full Year 2004

                                     Year ended December 31,
                              2004 (Outlook)          2003(Outlook)
                             High       Low          High       Low
                           Estimate   Estimate     Estimate   Estimate
Diluted earnings per
 share
Continuing operations -
 US GAAP basis              $ 1.65     $ 1.58       $ 1.44     $ 1.42

Adjustments to exclude:
 Pension income              (0.19)     (0.19)       (0.23)     (0.23)
 Continuing operations
  excluding pension
  income(a)                 $ 1.46     $ 1.39       $ 1.21     $ 1.19

Percent change
  vs. 2003 High estimate        21%        15%
  vs. 2003 Low estimate         23%        17%

(a) In accordance with generally accepted accounting principles (US
GAAP), reported net income from continuing operations includes the after-tax effects of pension income. The company's management believes that by adjusting reported net income from continuing operations to exclude the effect of this item, the resulting earnings present an operationally-oriented depiction of the company's performance. The company's management uses earnings excluding pension income to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.



    CONTACT: Pactiv Corporation
             Christine Hanneman, 847-482-2429 (Investor Relations) channeman@pactiv.com
             Lisa Foss, 847-482-2704 (Media Relations) lfoss@pactiv.com